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                            ARTICLES OF INCORPORATION
                                       OF
                             REYNARD SERVICE BUREAU,
                                      INC.


                                      3.7





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                         [SEAL OF THE STATE OF FLORIDA]


                           FLORIDA DEPARTMENT OF STATE
                                Sandra B. Mortham
                               Secretary of State
                                I.of Corporations
                                   PO Box 6327
                              Tallahassee, FL 32314


August 27, 1996

CAPITAL CONNECTION, INC.
PO BOX 10349
TALLAHASSEE, FL 32302


The Articles of Incorporation for REYNARD SERVICE BUREAU were filed on August 27, 1996 and assigned document number P96000071303. Please refer to this number whenever corresponding with this office regarding the above corporation.

PLEASE NOTE: COMPLIANCE WITH THE FOLLOWING PROCEDURES IS ESSENTIAL TO MAINTAINING YOUR CORPORATION STATUS. FAILURE TO DO SO MAY RESULT IN DISSOLUTION OF YOUR CORPORATION.

A CORPORATION ANNUAL REPORT MUST BE FILED WITH THIS OFFICE BETWEEN JANUARY 1 AND MAY 1 OF EACH YEAR BEGINNING WITH THE CALENDAR YEAR FOLLOWING THE YEAR OF THE FILING DATE NOTED ABOVE AND EACH YEAR THEREAFTER. FAILURE TO FILE THE ANNUAL REPORT ON TIME MAY RESULT IN ADMINISTRATIVE DISSOLUTION OF YOUR CORPORATION.

A FEDERAL EMPLOYER IDENTIFICATION (FEI) NUMBER MUST BE SHOWN ON THE ANNUAL REPORT FORM PRIOR TO ITS FILING WITH THIS OFFICE. CONTACT THE INTERNAL REVENUE SERVICE TO INSURE THAT YOU RECEIVE THE FEI NUMBER IN TIME TO FILE THE ANNUAL REPORT. TO OBTAIN A FEI NUMBER, CONTACT THE IRS AT 1-800-829-3676 AND REQUEST FORM SS-4.

SHOULD YOUR CORPORATE MAILING ADDRESS CHANGE, YOU MUST NOTIFY THIS OFFICE IN WRITING, TO INSURE IMPORTANT MAILINGS SUCH AS THE ANNUAL REPORT NOTICES REACH YOU.

Should you have any questions regarding corporations, please contact this office at the address given below.

Freida Chesser, Corporate Specialist
New Filings Section                                  Letter Number: 796A00040608

      Division of Corporations - P.O. BOX 6327 - Tallahasse, Florida 32314

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                                STATE OF FLORIDA

                            ARTICLES OF INCORPORATION

                                       OF

                          REYNARD SERVICE BUREAU, INC.

         The undersigned, desiring to form, organize and incorporate a corporation under the laws of the State of Florida, hereby adopts the following Articles of Incorporation and certifies:

                                    ARTICLE I
The name of this corporation shall be:
         Reynard Service Bureau, Inc.
The principal office of the corporation is located at:
         3401 Lakeview Dr., Delray Beach, FL 33445

                                   ARTICLE II
         This corporation may engage in any activity or business permitted under the laws of the State of Florida, and shall enjoy all the rights and privileges of a corporation granted by the laws of the State of Florida.

                                   ARTICLE III
         The aggregate number of shares of stock which the corporation shall have authority to issue is One million (1,000,000) shares of Common Stock, with a par value of One Dollar ($1.00) per share.

                                   ARTICLE IV
         The corporation is to have perpetual existence.

                                    ARTICLE V
         So long as all the shares of this corporation are owned beneficially and of record by only one or two shareholders, the business and property of the corporation shall be managed by a Board of not fewer than the number of shareholders. At such time as the shares are owned beneficially and of record by more than three or more shareholders, the business and property of the corporation shall be managed by a Board of not fewer than three corporation shall be managed by a board of not fewer than three (3) nor more than twenty-one
(21) directors, who shall be natural persons of full age, and who shall be elected annually by the shareholders having voting rights, for the term of one year, and shall serve until the election and acceptance of their duly qualified successors. In the event of any delay in holding, or adjournment of, or failure to hold an annual meeting, the terms of the sitting directors shall be automatically continued indefinitely until their successors are elected and qualified. Directors need not be residents of the State of Florida nor shareholders. Any

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vacancies, including vacancies resulting from an increase in the number of directors, may be filled by the Board of Directors, though less than a quorum, for the unexpired term. The Board of Directors shall have full power, and it is hereby expressly authorized, to increase or decrease the number of directors from time to time without requiring a vote of the shareholders. The name(s) and addresses of the member(s) of the first Board of Directors, who, subject to the provisions of the Articles of Incorporation, the By-Laws, and the corporation laws of the State of Florida, shall hold office for the first year of the corporation's business and existence, or until their successors are elected and have qualified are:

                    NAME                     ADDRESS
                    ----                     -------
                    Richard C. Fox           3401 Lakeview Drive
                                             Delray Beach, FL

                                   ARTICLE VI
        This corporation, and any or all of the shareholders of this corporation, may from time to time enter into such agreements as they deem expedient relating to the shares of stock held by them and limiting the transferability thereof; and thereafter any transfer of such shares shall be made in accordance with the provisions of such agreement, provided that before the actual transfer of such shares on the books of the corporation, written notice of such agreement shall be given to this corporation by filing a copy thereof with the secretary of the corporation and a reference to such agreement shall be stamped, written or printed upon the certificate representing such shares, and the By-Laws of this corporation may likewise include provisions for the making of such agreement, as aforesaid.

                                   ARTICLE VII
         The private property of the shareholders of the corporation shall not be subject to the payment of the corporation's debts to any extent whatever.

                                  ARTICLE VIII
        The corporation hereby designates, as its Registered Agent, and as its Resident Agent to accept service of process within the State:

         Richard C. Fox
         3401 Lakeview Drive
         Delray Beach, FL

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                                   ARTICLE IX

        The following indemnification provisions shall be deemed to be contractual in nature and not subject to retroactive removal or reduction by amendment.

                  (a) This corporation shall indemnify any director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, judicial, administrative or investigative, by reason of the fact that he/she is or was serving at the request of this corporation as a director -or officer or member of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him/her in connection with such action, suit or proceeding, including any appeal thereof, if he/she acted in good faith or in a manner he/she reasonably believed to be in, or not opposed to, the best interests of this corporation, and with respect to any criminal action or proceeding, if he/she had no reasonable . cause to believe his/her conduct was unlawful. However, with respect to any action by or in the right of this corporation to procure a judgment in its favor, no indemnification shall be made in respect of any claim, issue, or matter as to which such person is adjudged liable for negligence or misconduct in the performance of his/her duty to the corporation unless, and only to the extent that, the court in which such action or suit was brought determines, on application, that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity in view of all the circumstances of the case. Termination of any action, suit or proceeding by judgment, order, settlement, conviction, or in a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the party did not meet the applicable standard of conduct. Indemnification hereunder may be paid by the corporation in advance of the final disposition of any action, suit or proceeding, on a preliminary determination that the director, officer, employee or agent met the applicable standard of conduct.
                  (b) The corporation shall also indemnify any director or officer who has been successful on the merits or otherwise, in defense of any action, suit, or proceeding, or in defense of any claim, issue, or matter therein, against all expenses, including attorneys' fees, actually and reasonably incurred by him/her in

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connection therewith, without the necessity of an independent determination that such director or officer met any appropriate standard of conduct.
                  (c) The indemnification provided for herein shall continue as to any person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors, and administrators of such persons.
                  (d) In addition to the indemnification provided for herein, the corporation shall have power to make any other or further indemnification, except an indemnification against gross negligence or willful misconduct, under any resolution or agreement duly adopted by the Board of Directors, or duly authorized by a majority of the shareholders.

                                    ARTICLE X
         No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, that the foregoing clause shall not apply to any liability of a director for any action for which the Florida General Corporation Act proscribes this limitation and then only to the extent that this limitation is specifically proscribed.

                                   ARTICLE XI
         In furtherance, and not in limitation, of the powers conf erred by the laws of the State of Florida, the Board of Directors is expressly authorized:
(a) To make, alter, amend, and repeal the By-Laws of the corporation, subject to the power of the holders of stock having voting power to alter, amend, or repeal the By-Laws made by the Board of Directors.
                  (b) To determine and fix the value of any property to be acquired by the corporation and to issue and pay in exchange therefore, stock of the corporation; and the judgment of the directors in determining such value shall be conclusive.
                  (c) To set apart out of any funds of the corporation available for dividends, a reserve or reserves for working capital or for any other lawful purposes, and also to abolish any such reserve in the same manner in which it was created.
                  (d) To determine from time to time whether and to what extent, and at what time and places, and under what conditions and regulations

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the accounts and books of the corporation, or Any of the books, shall be open for inspection by the shareholders and no shareholder shall have any right to inspect any account or book or document of the corporation except as conferred by the laws of the State of Florida, unless and until authorized to do so by resolution of the Board of Directors or of the shareholders.
                  (e) The Board of Directors may, by resolution, provide for the issuance of stock certificates to replace lost or destroyed certificates.

                                   ARTICLE XII
         If the By-Laws so provide, the shareholders and the Board of Directors of the corporation shall have the power to hold their meetings, to have an office or offices, and to keep the books of the corporation, subject to the provisions of the laws of the State of Florida, outside of said state at such place or places as may be designated from time to time by the Board of Directors.
         The corporation may, in its By-Laws, confer powers upon the Board of Directors in addition to those granted by these Articles of Incorporation, and in addition to the powers and authority expressly conferred upon them by the laws of the State of Florida.
         Election of directors need not be by ballot unless the bylaws so provide.
         Directors shall be entitled to reasonable fees for their attendance at meetings of the Board of Directors.

                                  ARTICLE XIII
         In case the corporation enters into contracts or transacts business with one or more of its directors, or with any firm of which one or more of its directors are members, or with any other corporation or association of which one or more of its directors are shareholders, directors, or officers, such contracts or transactions shall not be invalidated or in any way affected by the fact that such director or directors have or may have an interest therein which is or might be adverse to the interest of this corporation, provided that such contracts or transactions are in the usual course of business.
         In the absence of fraud, no contract or other transaction between this corporation and any other corporation or any individual or firm, shall in any way be affected or invalidated by the fact that any of the directors of this corporation is

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interested in such contract or transactions, provided that such interest shall be fully disclosed or otherwise known to the Board of Directors in the meeting of such Board at which time such contract or transaction was authorized or confirmed, and provided, however, that any such directors of this corporation who are so interested may be counted in determining the existence of a quorum at any meeting of the board of Directors of this corporation which shall authorize or confirm such contract or transaction, and any such director may vote thereon to authorize any such contract or transaction with the like force and effect as if he were not such director or officer of such other corporation or not so interested.

                                   ARTICLE XIV
         The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein upon shareholders, directors and officers are subject to this reserved power.


         IN WITNESS WHEREOF, I, the undersigned, for the purpose of forming a corporation pursuant to the laws of the State of Florida, have hereunto duly executed the foregoing Articles of Incorporation to be filed in the Office of the Secretary of the State of Florida for the purposes therein set forth this 26th day of August, 1996

                                                     --------------------------
                                                     (signature of Richard Cox)


                            ACCEPTANCE OF DESIGNATION

         Having been named to accept service of process for the above stated corporation, at the placed designated, I hereby accept to act in this capacity, and agree to comply with the provisions of Section 48.091, Florida Statutes, relative to keeping open said office.


                                                     --------------------------
                                                     (signature of Richard Cox)

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